EXHIBIT (9)(b)

AMENDMENT TO CUSTODIAN CONTRACT

This Amendment to the Custodian Contract is made effective as of August 10, 2017 by and between Neuberger Berman Intermediate Municipal Fund Inc. (the “Fund”) and State Street Bank and Trust Company (the “Custodian”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custod an Contract referred to below.

WHEREAS, the Fund and the Custodian entered into a Custodian Agreement dated as of September 24, 2002 (as amended, restated or supplemented from time to time, the “Contract”);

WHEREAS, the Fund and the Custodian desire to amend the Contract as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

1.  A  new Section 6A is hereby added to the Contract as follows:

“Section 6A.  Foreign Exchange.
Section 6A.1.  Generally.   Upon  receipt of Proper Instructions, which for purposes of this section may also include standing instructions or security trade advices, State Street Bank and Trust Company, in its capacity as custodian shall facilitate the processing and settlement of foreign exchange transactions. The actual execution of such foreign exchange transactions do not constitute part of the services provided by the State Street Bank and Trust Company, in its capacity as custodian under this Contract (unlike the facilitation of the processing on receipt of Proper Instructions and the settlement of foreign exchange transactions which are services covered under this Agreement).
Section 6A.2. Fund Elections. The  Fund  (or its Investment Advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust  Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Fund or its Investment Advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications  (“Indirect FX transactions”), the  Fund  (or its Investment Advisor) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. State Street Bank and Trust Company, in its capacity as custodian, shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction. State Street Bank and Trust Company, in its capacity as custodian shall have no responsibility under this Contract for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction; provided, however, any Proper Instruction properly submitted to State Street Bank and Trust Company in its capacity as custodian by the relevant Fund for Indirect FX transactions is a direction of State Street Bank and Trust Company in its capacity as custodian to facilitate the execution of their selected Indirect FX transaction request through State Street Global Markets or when the releva nt currency is not traded by SSGM, through a local sub-custodian selected by State Street Bank and Trust Company.

Section 6A.3.  Fund Acknowledgement    The Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its Investment Advisor;

(ii)	shall seek to profit from such transactions, and are entitled to retain and not disclose any such profit to the Fund or its Investment Advisor; and

(iii)
shall enter into such transactions (1) pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Advisor from time to time or (b) in the  case of an Indirect FX service, as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the Investment Advisor pursuant to the Proper Instructions, or (2) in the case of an Indirect FX service for which the relevant currency is not traded by SSGM, pursuant to the pricing or pricing methodology as established by the sub-custodian selected by State Street Bank and Trust Company.

Section 6A.4.    Transactions by State Street. SSGM, may trade based upon information that is not available to the Fund (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Manager), and shall have no obligation, under this Contract, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the Investment Advisor except to the extent required by applicable law

For purposes of this Section 6A:

“Client Publications” means the general client publications of State Street Bank and Trust Company available from time to time to clients and their invest ment managers.

“InvestmentAdvisor” means the investment manager or investment advisor of the Fund.”

2.  Section 15 of the Contract is hereby amended as follows in its entirety and the following Section 15 is inserted in lieu thereof:

“Section 15.  Effective Period and Termination.

Section 15.1   Term. This Contract as amended shall remain in full force and effect for an term ending February 28, 2020 (the “3-year term”). After the expiration of the 3-year term, this Contract shall automatically renew for successive one-year terms unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of this term or any renewal term, as the case may be.

Section 15.2   Termination.  Either party may terminate this Contract as to the Fund: (a) in the event of the other party’s material breach of a material provision of this Contract that the other party has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 30 days’ written notice being given by the non-breaching party of the breach, or (b) in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. After the 3-year term, this Contract may also be terminated by action of its Board of Trustees to substitute another bank or trust company for the Custodian by giving 30 days’ notice as described above to the Custodian.

Section 15.3  Payments Owing to the Custodian. Upon termination of this Contract pursuant to Section 15.1 or 15.2 with respect to the Fund, the Fund shall pay to the Custodian any compensation then due and shall reimburse the Custodian for its other fees, expenses and charges. In the  event of: (a)  the Fund’s termination of this Contract for any reason other than as set forth in Section 15.1 or 15.2 or (b) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to the Fund (or its respective successor), the Fund shall pay to the Custodian any compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Custodian with respect to the Fund) and shall reimburse the Custodian for its other fees, expenses and charges. Upon receipt of such payment and reimbursement, the Custodian will deliver the Fund’s cash and its securities and other financial assets as set forth in Section 16.

Section 15.4 Exclusions.  No payment will be required pursuant to clause (b) of Section 15.3 in the event of any transaction consisting of (a) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund is no longer viable, (b) a merger of the Fund into, or the consolidation of the Fund with, another organization or series, or (c) the sale by the Fund of all or substantially all of its assets to another organization and, in the case of a transaction referred to in the foregoing clause (b) or (c) the Custodian is retained to continue providing services to the Fund (or its respective successor) on substantially the same terms as this Contract.

Section 15.5  Effect of Termination. Following termination, the Custodian shall have no further responsibility to forward information under Section 2.15 or 4.9. The provisions of Sections 4.11, 13 and 14 of this Contract shall survive termination of this Contract.

Section 15.6 Amendments. This Contract may be amended at any time in writing by mutual agreement of the parties hereto.”

3. Section 24 of the Contract (Confidentiality) is hereby deleted.

4. The following new Sect io n 25 is hereby added to the Contract:

“Section 25.1   Confidentiality.  All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential (“Confidential Information”).  All Confidential Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management; provided however that to the extent the Receiving Party is not a party to this agreement, party providing the Receiving Party will the information will be responsible for ensuring that the Receiving Party is made aware of the provisions of this Agreement and agrees to maintain the confidentiality of all such Confidential Information by appropriately instructing employees, external counsel, auditors and others who may be accorded access to such information by the Receiving Party, and by not using or disclosing same for any purpose other than in fulfillment of obligations of such Receiving Party under this Agreement.

Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the Receiving Party, (ii) is publicly disclosed by its proprietor, (iii) is otherwise lawfully obtained from third parties after reasonable inquiry regarding their authority to possess and disclose same, (iv) is independently developed by the recipient in a manner that can be shown not to have used the information received, (v) is known by the Receiving Party on the date hereof other than by reason of discussions with or disclosures by the parties in negotiating this Agreement, or (vi) is or becomes known as a result of another transaction between the parties hereto, but information referred to in this subclause (vi) shall be subject to any limitations imposed on its use and disclosure by that transaction; provided, however that for the avoidance of doubt any non-public information provided to State Street by the Client and/or the Funds pursuant to another contractual arrangement between Client and/or the Funds and State Street shall be deemed Confidential Information.

Notwithstanding any other provisions set forth herein to the contrary, the Receiving Party shall have the right to disclose Confidential Information pursuant to one or more court, administrative, or regulatory orders or inquiries, or otherwise as required by law or regulation applicable to the Receiving Party or its parent or the non-disc losing party; provided,  however, if the Receiving Party becomes compelled by applicable law or regulation or by regulators who have oversight jurisdiction to disclose any of the records or information relating to the other party, it will, to the extent legally permitted, provide the other party with prompt notice of such requirement so that the other party may, if it deems appropriate seek a protective order or other appropriate remedy or waive compliance with the provisions of this paragraph. In the event that such protective order or other remedy is not obtained, or that the non-Receiving Party waives compliance with the provisions of this paragraph, the Receiving Party will furnish only that portion of the records and information that it is advised by legal counsel to the Receiving Party is necessary to respond to the request.

Section 25.2  Use of Data.

In connection with the provision of the services and the discharge of its other obligations under this Contract, the Custodian (which term for purposes of this Section 25.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Contract and other agreements between the Fund and the Custodian or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management; provided, however, that in each case the Custodian shall remain solely responsible for the actions of its Affiliates to the same extent the Custodian is responsible under this Contract.

Except as expressly contemplated by this Contract, nothing in this Section 25.2 shall limit the confidentiality and data-protection obligations of the Custodian and its Affiliates under this Contract and applicable law. The Custodian shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 25.2 to comply at all times with confidentiality and data-protection obligations as if  it were a party to this Contract.

Section 25.3 Data Privacy. The Custodian will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and officers that the Custodian receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. The term,“personal information,” as used in this Section, means (a) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (i) Social Security number, (ii) driver’s license number, (iii) state identification card number, (iv) debit or credit card number, (v) financial account number or (vi) personal identification number or password that would permit access to a person’s account, or (b) any combination of any of the foregoing that would allow a person to log onto or access an individual’s account. The term does not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

Section 25.4 Regulation GG. The Fund represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Agreement or otherwise between or among any party hereto.

Section 25.5 For the avoidance of doubt, the Custodian shall remain responsible under this Agreement for any transfer of cash, the transmission of instructions to and  from the counterparty, if any, the safekeeping of all certificates and other documents and agreements evidencing or relating to such foreign exchange transactions and the maintenance of proper records as set forth in Section 10 and  all other related services under of this Contract except execution of foreign exchange transactions described above in Section 6A.

5. Except as modified hereby, all other terms and conditions of the Contract shall remain in full force and effect. In the event of any conflict between the terms of the Contract prior to this Amendment and this Amendment, the terms of this Amendment shalI prevail.

6. This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

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IN WITNESS WHEREOF, each of the patiies has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

NEUBERGER BERMAN INTERMEDIATE MUNICIPAL FUND INC.

By:	/s/ Robert Conti
Name:	Robert Conti
Title:	President and Chief Executive Officer

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